Exhibit 99.1

Barnes & Noble Education Reports First Quarter Fiscal Year 2024 Financial Results
Consolidated Revenue Increased 3.7% to $264.2 Million
Retail Segment Gross Comparable Store Sales Increased 5.9%
Course Material Gross Comparable Store Sales Increased 6.5%
First Day® Complete Revenue Increased 55% to $25.5 Million
Consolidated GAAP Net Loss from Continuing Operations Decreased by $0.3 Million and Consolidated Adjusted EBITDA (Non-GAAP) Increased by $7.5 Million

September 6, 2023, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the first quarter ended on July 29, 2023. Barnes & Noble Education is a highly seasonal business, and the first quarter is historically a period of low sales activity for the Company.
Financial Results for the First Quarter Fiscal Year 2024:
•Consolidated first quarter GAAP sales of $264.2 million increased by $9.5 million, or 3.7%, as compared to $254.7 million in the prior year period. The first quarter sales increase is primarily related to higher course material sales, primarily through the Company’s First Day programs.
•Consolidated first quarter GAAP gross profit of $50.6 million decreased by $5.4 million, or 9.6%, as compared to $56.0 in the prior year period.
•Consolidated first quarter selling and administrative expenses decreased by $12.9 million, or 14.2%, as compared to the prior year period.
•Consolidated first quarter GAAP net loss from continuing operations of $(50.0) million decreased by $0.3 million, or 0.7%, compared to a net loss from continuing operations of $(50.3) million in the prior year period. The decrease in first quarter GAAP net loss from continuing operations was due to decreases of $12.9 million in selling and administrative expenses and $0.8 million in income tax expense, partially offset by a $5.4 million decrease in gross profit and increases of $4.4 million in interest expense and $4.3 million in restructuring expense.
•Consolidated first quarter non-GAAP Adjusted Earnings of $(45.3) million increased by $4.6 million, compared to $(49.9) million in the prior year period.
•Consolidated first quarter non-GAAP Adjusted EBITDA of $(26.8) million increased by $7.5 million, or 21.8%, compared to $(34.3) million in the prior year period.
Operational Highlights for the First Quarter Fiscal Year 2024:
•BNC First Day total revenue increased by $16.7 million, or 37%, to $61.7 million compared to $45.1 million during the prior year period.
•First Day® Complete revenue grew by $9.0 million, or 55%, to $25.5 million, as compared to $16.5 million in the prior year period.
•157 campus stores are utilizing First Day® Complete in the Fall of 2023 representing enrollment of nearly 800,000 undergraduate and post graduate students*, an increase of approximately 46% compared to Fall of 2022.

•Total Retail segment gross comparable store sales increased by $15.8 million, or 5.9%, comprised of a 6.5% increase in course material gross comparable store sales, and a 5.3% increase in general merchandise gross comparable store sales. For comparable store sales reporting purposes, logo general merchandise sales fulfilled by Lids and Fanatics are included on a gross basis.
•Ended the quarter with 1,289 physical and virtual stores, a net decrease of 117 stores, as compared to the prior year period, as the Company focuses on winding down under-performing, less profitable stores and satellite locations.
•On July 28, 2023, the Company amended and extended the maturity date of its credit facility to enhance its financial and operating flexibility.

*As reported by National Center for Education Statistics (NCES)

“Our fiscal year 2024 is off to a solid start and our first quarter results reflect clear progress against our strategic initiatives. Thanks to the focus of the BNED team, the impact from our operational efficiency and cost reductions actions are taking hold and our First Day Complete equitable access model continues to gain momentum. Based on the significant number of new and existing schools committed to First Day Complete for the Fall and Spring semesters we are well positioned to deliver strong growth, in our seasonally higher-volume second and third fiscal quarters,” said Michael P. Huseby, Chief Executive Officer, BNED.
“Even with 117 fewer stores versus a year ago, total Retail sales increased 3.8%, driven by a 5.9% increase in total retail Gross comparable stores sales, led by 55% growth in First Day Complete revenue. This sales growth, combined with our continued focus on disciplined cost management and profitability drove significant operating leverage. We remain focused on achieving both in-year profitability and sustained, long-term, profitable growth through continued execution of our business model transformation. Accelerated adoptions of our First day Complete course material model, improved execution of our general merchandise business, and our ongoing cost-reduction actions are all creating operating and financial benefits that we expect to drive improved results.”
First Quarter Fiscal Year 2024 Results
The Company has two reportable segments: Retail and Wholesale. Additionally, unallocated shared-service costs, which include various corporate level expenses and other governance functions, are not allocated to any specific reporting segment and are presented as “Corporate Services.” All material intercompany accounts and transactions have been eliminated in consolidation.
Retail Segment Results
First quarter Retail sales increased by $9.0 million, or 3.8%, as compared to the prior year period. Retail Gross Comparable Store Sales increased 5.9% for the quarter, with comparable course material sales increasing 6.5% and gross comparable general merchandise increasing 5.3%. The increase in course material product sales was due to growth from the Company’s First Day models, which increased by $16.7 million, or 37%, to $61.8 million, as compared to $45.1 million in the prior year period.
First quarter Retail gross profit decreased by $3.7 million, or 6.9%, to $50.3 million, or 20.5% of sales, from $54.0 million, or 22.8% of sales in the prior year period. The gross profit decrease was primarily driven by higher markdowns related to closed store inventory and lower commissions for emblematic general merchandise pursuant to the Fanatics and Lids Partnership agreements, under which the commission rates adjust as the relationship matures. These decreases were partially offset by lower contract costs as a percentage of sales related to our college and university contracts and a favorable sales mix due to increased general merchandise sales primarily for graduation products. Effective August 1, 2023, the commission rates for emblematic general merchandise increased for an estimated one year period under the terms of the July 2023 Term Loan Credit Agreement amendment.
First quarter Retail selling and administrative expenses decreased by $9.8 million, or 12.4%, to $69.2 million from $79.0 million in the prior year period. This decrease was primarily due to the Company’s cost savings and productivity initiatives comprised of a $6.0 million decrease in comparable store payroll expense, new/closed store payroll expense and related operating costs, a $1.6 million decrease in corporate payroll expense, infrastructure and product development costs, and a $2.2 million decrease in incentive plan compensation expense.
Retail non-GAAP Adjusted EBITDA for the seasonally low-volume first quarter of fiscal year 2024 was $(18.9) million, as compared to $(25.0) million in the prior year period. Non-GAAP Adjusted EBITDA increased by $6.1 million due to lower selling and administrative expenses, offset by lower gross profit.

Wholesale Segment Results (Before Intercompany Eliminations)
Wholesale first quarter sales increased by $1.7 million, or 4.6% to $38.8 million from $37.1 million in the prior year period. The increase is primarily due to higher gross sales of $5.1 million compared to the prior year period, partially offset by higher returns and allowances of $3.4 million.
Gross profit for Wholesale was $5.8 million, or 14.9% of sales, in the first quarter of 2024 compared to $6.9 million, or 18.6% of sales, in the first quarter of 2023. Gross profit and the gross margin rate decreased in the first quarter of 2024 primarily due to higher product costs and an increase in the returns and allowances, partially offset by lower markdowns.
First quarter Wholesale selling and administrative expenses decreased by $0.7 million, or 18.0%, to $3.4 million compared to $4.1 million in the prior year period. The decrease was primarily due to cost savings initiatives of $0.7 million comprised of lower payroll and incentive plan compensation expense.
Wholesale non-GAAP Adjusted EBITDA for the quarter decreased to $2.4 million, as compared to $2.8 million in the prior year. The decrease in Wholesale non-GAAP Adjusted EBITDA is due to the lower gross margin in the first quarter of 2024.

Balance Sheet and Cash Flow
As of July 29, 2023, the Company’s cash and cash equivalents was $7.7 million and total outstanding debt was $277.7 million, as compared to cash and cash equivalents of $7.6 million and total outstanding debt of $258.5 million in the prior year period.
On July 28, 2023, the Company announced that it entered into an agreement with its financial stakeholders and strategic partners on the terms of a refinancing that strengthened the Company’s liquidity and overall financial positions by extending the maturity of its debt facilities, amending certain credit facility covenants and modifying certain other agreements. With this agreement, the Company is well-positioned to continue supporting academic institutions and customers nationwide through the 2023 and 2024 academic years.
Fiscal Year 2024 Outlook
For fiscal year 2024, the Company continues to expect consolidated non-GAAP Adjusted EBITDA from Continuing Operations of approximately $40 million. The year-over-year increase in non-GAAP Adjusted EBITDA from Continuing Operations will be driven by growth in the Company’s Retail Segment and the impact of cost reductions executed in fiscal year 2023, and other cost reductions executed in, or planned for execution in, fiscal year 2024.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Wednesday, September 6, 2023 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal year 2024 second quarter results in early December 2023.

EXPLANATORY NOTE

On May 31, 2023, we completed the sale of these assets related to our DSS Segment. The results of operations related to the DSS Segment are included in the condensed consolidated statements of operations as "Loss from discontinued operations, net of tax." The cash flows of the DSS Segment are also presented separately in our condensed consolidated statements of cash flows.
We have two reportable segments: Retail and Wholesale as follows:
•The Retail Segment operates 1,289 college, university, and K-12 school bookstores, comprised of 726 physical bookstores and 563 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce websites which we operate independently or along with our merchant partners, and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment offers our BNC First Day® equitable and inclusive access programs, consisting of First Day Complete and First Day, which provide faculty required course materials on or before the first day of class at a discounted rate, as compared to the total retail price for the same course materials if purchased separately. The BNC First Day discounted price is offered as a course fee or included in tuition. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 2,900 physical bookstores (including our Retail Segment's 726 physical bookstores) and sources and distributes new and used textbooks to our 563 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 330 college bookstores.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 29, 2023	July 30, 2022
Sales:
Product sales and other	$252,650	$243,762
Rental income	11,511	10,912
Total sales	264,161	254,674
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales	207,014	192,404
Rental cost of sales	6,513	6,265
Total cost of sales	213,527	198,669
Gross profit	50,634	56,005
Selling and administrative expenses	77,476	90,341
Depreciation and amortization expense	10,253	10,896
Restructuring and other charges (a)	4,633	375
Operating loss	(41,728)	(45,607)
Interest expense, net	8,254	3,868
Loss from continuing operations before income taxes	(49,982)	(49,475)
Income tax (benefit) expense	(11)	847
Loss from continuing operations	$(49,971)	$(50,322)
Loss from discontinued operations, net of tax of $20, and $86, respectively	$(417)	$(2,385)
Net loss	$(50,388)	$(52,707)

Loss per share of common stock:
Basic and Diluted:
Continuing operations	$(0.95)	$(0.96)
Discontinued operations	$(0.01)	$(0.05)
Total Basic and Diluted Earnings per share	$(0.96)	$(1.01)
Weighted average common shares outstanding - Basic and Diluted	52,642	52,172

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	July 29, 2023	July 30, 2022
Percentage of sales:
Sales:
Product sales and other	95.6%	95.7%
Rental income	4.4%	4.3%
Total sales	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	81.9%	78.9%
Rental cost of sales (a)	56.6%	57.4%
Total cost of sales	80.8%	78.0%
Gross profit	19.2%	22.0%
Selling and administrative expenses	29.3%	35.5%
Depreciation and amortization expense	3.9%	4.3%
Restructuring and other charges	1.8%	0.1%
Operating loss	(15.8)%	(17.9)%
Interest expense, net	3.1%	1.5%
Loss from continuing operations before income taxes	(18.9)%	(19.4)%
Income tax (benefit) expense	—%	0.3%
Loss from continuing operations	(18.9)%	(19.7)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	July 29, 2023	July 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,657	$7,615
Receivables, net	140,858	118,954
Merchandise inventories, net	384,185	463,555
Textbook rental inventories	6,860	8,501
Prepaid expenses and other current assets	59,012	57,184
Assets held for sale, current	—	30,425
Total current assets	598,572	686,234
Property and equipment, net	64,438	73,734
Operating lease right-of-use assets	283,096	318,070
Intangible assets, net	107,413	123,339
Other noncurrent assets	17,298	22,242
Total assets	$1,070,817	$1,223,619
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$275,380	$324,397
Accrued liabilities	89,792	88,982
Current operating lease liabilities	150,917	149,587
Short-term borrowings	—	40,000
Liabilities held for sale	—	5,482
Total current liabilities	516,089	608,448
Long-term deferred taxes, net	1,836	1,430
Long-term operating lease liabilities	171,154	197,407
Other long-term liabilities	23,016	20,938
Long-term borrowings	277,663	218,550
Total liabilities	989,758	1,046,773
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 55,319 and 54,774 shares, respectively; outstanding, 52,705 and 52,348 shares, respectively	553	547
Additional paid-in-capital	746,724	742,624
Accumulated deficit	(643,744)	(544,201)
Treasury stock, at cost	(22,474)	(22,124)
Total stockholders' equity	81,059	176,846
Total liabilities and stockholders' equity	$1,070,817	$1,223,619

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	13 weeks ended
	July 29, 2023	July 30, 2022
Cash flows from operating activities:
Net loss	$(50,388)	$(52,707)
Less: Loss from discontinued operations, net of tax	(417)	(2,385)
Loss from continuing operations	(49,971)	(50,322)
Adjustments to reconcile net loss from continuing operations to net cash flows from operating activities from continuing operations:
Depreciation and amortization expense	10,253	10,896
Content amortization expense	—	26
Amortization of deferred financing costs	1,244	555
Deferred taxes	(3)	—
Stock-based compensation expense	957	1,576
Changes in operating lease right-of-use assets and liabilities	721	(1,230)
Changes in other long-term assets and liabilities, net	4,056	1,782
Changes in other operating assets and liabilities, net:
Receivables, net	(48,346)	17,048
Merchandise inventories	(61,206)	(169,701)
Textbook rental inventories	23,489	21,110
Prepaid expenses and other current assets	(12,168)	(782)
Accounts payable and accrued liabilities	11,116	140,435
Changes in other operating assets and liabilities, net	(87,115)	8,110
Net cash flows used in operating activities from continuing operations	(119,858)	(28,607)
Net cash flows used in operating activities from discontinued operations	(3,266)	(392)
Net cash flow used in operating activities	$(123,124)	$(28,999)
Cash flows from investing activities:
Purchases of property and equipment	$(4,219)	$(7,530)
Changes in other noncurrent assets and other	78	—
Net cash flows used in investing activities from continuing operations	(4,141)	(7,530)
Net cash flows provided by (used in) investing activities from discontinued operations	21,395	(2,196)
Net cash flow used in investing activities	$17,254	$(9,726)
Cash flows from financing activities:
Proceeds from borrowings	$145,187	$147,200
Repayments of borrowings	(49,606)	(112,600)
Payment of deferred financing costs	(2,307)	(559)
Purchase of treasury shares	(98)	(612)
Proceeds from the exercise of stock options, net	—	—
Net cash flows provided by financing activities from continuing operations	93,176	33,429
Net cash flows provided by financing activities from discontinued operations	—	—
Net cash flows provided by financing activities	$93,176	$33,429
Net decrease in cash, cash equivalents and restricted cash	$(12,694)	$(5,296)

Cash, cash equivalents and restricted cash at beginning of period	31,988	21,036
Cash, cash equivalents, and restricted cash at end of period	19,294	15,740
Less: Cash, cash equivalents, and restricted cash of discontinued operations at end of period	—	(633)
Cash, cash equivalents, and restricted cash of continuing operations at end of period	$19,294	$15,107

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information - Continuing Operations (In thousands, except percentages) (Unaudited)

Segment Information (a) - Continuing Operations	13 weeks ended
	July 29, 2023	July 30, 2022
Sales:
Retail (b)	$245,460	$236,507
Wholesale	38,791	37,083
Eliminations	(20,090)	(18,916)
Total Sales	$264,161	$254,674

Gross Profit
Retail (c)	$50,291	$54,019
Wholesale	5,794	6,899
Eliminations	(5,451)	(4,887)
Total Gross Profit	$50,634	$56,031

Selling and Administrative Expenses
Retail	$69,173	$79,004
Wholesale	3,388	4,131
Corporate Services	4,918	7,214
Eliminations	(3)	(8)
Total Selling and Administrative Expenses	$77,476	$90,341

Segment Adjusted EBITDA (Non-GAAP) (d)
Retail	$(18,882)	$(24,985)
Wholesale	2,406	2,768
Corporate Services	(4,918)	(7,214)
Eliminations	(5,448)	(4,879)
Total Segment Adjusted EBITDA (Non-GAAP)	$(26,842)	$(34,310)

Percentage of Segment Sales
Gross Profit
Retail (c)	20.5%	22.8%
Wholesale	14.9%	18.6%
Eliminations	27.1%	25.8%
Total Gross Profit	19.2%	22.0%

Selling and Administrative Expenses
Retail	28.2%	33.4%
Wholesale	8.7%	11.1%
Total Selling and Administrative Expenses	29.3%	35.5%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    Logo general merchandise sales for the Retail Segment are recognized on a net basis as commission revenue in the condensed consolidated financial statements. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 13 weeks ended July 29, 2023 and July 30, 2022, the Retail Segment gross margin excludes $0 and $26 respectively, of amortization expense (non-cash) related to content development costs.
(d)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information - Discontinued Operations (Unaudited)
(In thousands, except percentages)

During the fourth quarter of fiscal 2023, assets related to our Digital Student Solutions ("DSS") Segment met the criteria for classification as Assets Held for Sale and Discontinued Operations and is no longer a reportable segment. Certain assets and liabilities associated with the DSS Segment are presented in our condensed consolidated balance sheets as "Assets Held for Sale" and "Liabilities Held for Sale". The results of operations related to the DSS Segment are included in the condensed consolidated statements of operations as "Loss from discontinued operations, net of tax." The cash flows of the DSS Segment are also presented separately in our condensed consolidated statements of cash flows.
On May 31, 2023, we completed the sale of these assets related to our DSS Segment for cash proceeds of $20,000, net of certain transaction fees, severance costs, escrow, and other considerations. During the 13 weeks ended July 29, 2023, we recorded a Gain on Sale of Business of $3,068 in Net Loss from Discontinued Operations related to the sale. Net cash proceeds from the sale were used for debt repayment and to provide additional funds for working capital needs under our Credit Facility.
The following table summarizes the operating results of the discontinued operations for the periods indicated:

Segment Information - Discontinued Operations	13 weeks ended
	July 29, 2023	July 30, 2022
Total sales	$2,784	$9,184
Cost of sales (a)	76	1,700
Gross profit (a)	2,708	7,484
Selling and administrative expenses	2,281	8,146
Depreciation and amortization	—	1,637
Gain on sale of business	(3,068)	—
Impairment loss (non-cash) (b)	610	—
Restructuring costs (c)	3,287	—
Transaction costs	(5)	—
Operating loss	(397)	(2,299)
Income tax expense	20	86
Loss from discontinued operations, net of tax	$(417)	$(2,385)

(a) Cost of sales and Gross margin for the DSS Segment includes amortization expense (non-cash) related to content development costs of $0 and $1,551 for the 13 weeks ended July 29, 2023 and July 30, 2022, respectively.
(b)    During the 13 weeks ended July 29, 2023, we recognized an impairment loss (non-cash) of $610 (both pre-tax and after-tax), comprised of $119 and $491 of property and equipment and operating lease right-of-use assets, respectively, on the condensed consolidated statement of operations as part of discontinued operations.
(c)    During the 13 weeks ended July 29, 2023, we recognized restructuring and other charges of $3,287 comprised of severance and other employee termination costs.

	13 weeks ended
Adjusted EBITDA (non-GAAP) - Discontinued Operations	July 29, 2023	July 30, 2022
Loss from discontinued operations	$(417)	$(2,385)
Add:
Depreciation and amortization expense	—	1,637
Income tax expense	20	86
Content amortization (non-cash)	—	1,551
Gain on sale of business	(3,068)	—
Impairment loss (non-cash)	610	—
Restructuring and other charges	3,287	—
Transaction costs	(5)	—
Adjusted EBITDA (Non-GAAP) - Total	$427	$889

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
July 29, 2023
Retail Sales (a)
New stores (b)	$4.7
Closed stores (b)	(7.3)
Comparable stores (a)	8.6
Textbook rental deferral	2.1
Service revenue (c)	(0.3)
Other (d)	1.2
Retail Sales subtotal:	$9.0
Wholesale Sales:	$1.7
Eliminations (e)	$(1.2)
Total sales variance	$9.5

(a)    Logo general merchandise sales for the Retail Segment are recognized on a net basis as commission revenue in the condensed consolidated financial statements. For Retail Gross Comparable Store Sales details, see below.
(b)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended
	July 29, 2023			July 30, 2022
Number of Stores:	Physical	Virtual	Total	Physical	Virtual	Total
Beginning of period	774	592	1,366	805	622	1,427
Stores opened	8	12	20	26	14	40
Stores closed	56	41	97	38	23	61
End of period	726	563	1,289	793	613	1,406

(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 29, 2023		July 30, 2022
Textbooks (Course Materials)	$9.0	6.5%	$1.9	1.5%
General Merchandise	6.8	5.3%	31.6	34.0%
Total Retail Gross Comparable Store Sales	$15.8	5.9%	$33.5	15.0%

To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo general merchandise fulfilled by Lids, Fanatics and digital agency sales are included on a gross basis in Retail Gross Comparable Store Sales compared to a net basis as commission revenue in our condensed consolidated financial statements.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a) - Continuing Operations	13 weeks ended
	July 29, 2023	July 30, 2022
Net loss from continuing operations	$(49,971)	$(50,322)
Reconciling items (below)	4,633	401
Adjusted Earnings (non-GAAP)	$(45,338)	$(49,921)

Reconciling items
Content amortization (non-cash) (b)	$—	$26
Restructuring and other charges (c)	4,633	375
Reconciling items (d)	$4,633	$401

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended
	July 29, 2023	July 30, 2022
Net loss from continuing operations	$(49,971)	$(50,322)
Add:
Depreciation and amortization expense	10,253	10,896
Interest expense, net	8,254	3,868
Income tax (benefit) expense	(11)	847
Content amortization (non-cash) (b)	—	26
Restructuring and other charges (c)	4,633	375
Adjusted EBITDA (Non-GAAP) - Continuing Operations	$(26,842)	$(34,310)
Adjusted EBITDA (Non-GAAP) - Discontinued Operations	$427	$889
Adjusted EBITDA (Non-GAAP) - Total	$(26,415)	$(33,421)

Adjusted EBITDA by Segment (non-GAAP) (a) - Continuing Operations
The following is Adjusted EBITDA by Segment for Continuing Operations for the 13 week periods:

	13 weeks ended July 29, 2023
	Retail	Wholesale	Corporate Services (e)	Eliminations	Total
Net loss from continuing operations	$(28,374)	$603	$(16,752)	$(5,448)	$(49,971)
Add:
Depreciation and amortization expense	8,966	1,277	10	—	10,253
Interest expense, net	—	—	8,254	—	8,254
Income tax benefit	—	—	(11)	—	(11)
Content amortization (non-cash) (b)	—	—	—	—	—
Restructuring and other charges (c)	526	526	3,581	—	4,633
Adjusted EBITDA (non-GAAP)	$(18,882)	$2,406	$(4,918)	$(5,448)	$(26,842)

	13 weeks ended July 30, 2022
	Retail	Wholesale	Corporate Services (e)	Eliminations	Total
Net loss from continuing operations	$(34,540)	$1,419	$(12,322)	$(4,879)	$(50,322)
Add:
Depreciation and amortization expense	9,529	1,349	18	—	10,896
Interest expense, net	—	—	3,868	—	3,868
Income tax expense	—	—	847	—	847
Content amortization (non-cash) (b)	26	—	—	—	26
Restructuring and other charges (c)	—	—	375	—	375
Adjusted EBITDA (non-GAAP)	$(24,985)	$2,768	$(7,214)	$(4,879)	$(34,310)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(c)    During the 13 weeks ended July 29, 2023 and July 30, 2022, we recognized restructuring and other charges totaling $4,633 and $375, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements.
(d)    There is no pro forma income effect of the non-GAAP items.
(e)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement and Term Loan Agreement which fund our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.
Free Cash Flow (non-GAAP) (a) - Continuing Operations

	13 weeks ended
	July 29, 2023	July 30, 2022
Net cash flows used in operating activities from continuing operations	$(119,858)	$(28,607)
Less:
Capital expenditures (b)	4,219	7,530
Cash interest paid	5,534	2,933
Cash taxes (refund) paid	345	122
Free Cash Flow (non-GAAP)	$(129,956)	$(39,192)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended
- Continuing Operations	July 29, 2023	July 30, 2022
Physical store capital expenditures	$2,205	$4,496
Product and system development	1,763	2,486
Other	251	548
Total capital expenditures	$4,219	$7,530

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) from continuing operations adjusted for certain reconciling items that are subtracted from or added to net income (loss) from continuing operations. We define Adjusted EBITDA as net income (loss) from continuing operations plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss) from continuing operations. We define Free Cash Flow as Cash Flows from Operating Activities from continuing operations less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss) from continuing operations; the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss) from continuing operations; and the reconciliation of Adjusted EBITDA by Segment to net income (loss) from continuing operations by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2023 filed with the SEC on July 31, 2023, which includes consolidated financial statements for each of the three years for the period ended April 29, 2023, April 30, 2022, and May 1, 2021 (Fiscal 2023, Fiscal 2022, and Fiscal 2021, respectively).

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Investor Contact:
Hunter Blankenbaker
Vice President
Corporate Communications and Investor Relations
908-991-2776
hblankenbaker@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private
Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: the amount of our indebtedness and ability to comply with covenants applicable to current and /or any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; our ability to attract and retain employees; the pace of equitable access adoption in the marketplace is slower than anticipated and our ability to successfully convert the majority of our institutions to our BNC First Day® equitable and inclusive access course material models or successfully compete with third parties that provide similar equitable and inclusive access solutions; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various strategic and restructuring initiatives, may not be fully realized or may take longer than expected; dependency on strategic partnerships, such as with VitalSource Technologies, Inc. and the Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. D/B/A "Lids" (“Lids”) (collectively referred to herein as the “F/L Partnership”), and the potential for adverse operational and financial changes to these partnerships, may adversely impact our business; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; the risk of changes in price or in formats of course materials by publishers, which could negatively impact revenues and margin; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping services; a decline in college enrollment or decreased funding available for students; decreased consumer demand for our products, low growth or declining sales; the general economic environment and consumer spending patterns; trends and challenges to our business and in the locations in which we have stores; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes, including the adoption of artificial intelligence technologies for educational content; risks associated with counterfeit and piracy of digital and print materials; risks associated with data privacy, information security and intellectual property; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; risks associated with the impact that public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, have on the overall demand for BNED products and services, our operations, the operations of our suppliers and other business partners, and the effectiveness of our response to these risks; lingering impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, or similar marketing and sales activities; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Form 10-K for the year-ended April 29, 2023. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.